Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan and Rani Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan of Rani Therapeutics Holdings, Inc. of our report dated March 30, 2022 with respect to the consolidated financial statements of Rani Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 31, 2022